Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 12, 2025, with respect to the financial statements and supplemental information included in the Annual Report of The Campbell's Company 401(k) Retirement Plan (formerly known as Campbell Soup Company 401(k) Retirement Plan) on Form 11-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of The Campbell’s Company (formerly known as Campbell Soup Company) on Forms S-8 (File No. 033-59797, 333-22803, and 333-173582).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
June 12, 2025